OMB APPROVAL
                                                         OMB  Number:  3235-0418
                                                    Expires:  January  31,  2002
                                                      Estimated  average  burden
                                                     hours  per  response   2.50
                                                     ---------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                  FORM  12B-25

NOTIFICATION OF LATE FILING
                                                                SEC. FILE NUMBER
                                                                       000-27189
                                                                       ---------
                                                                    CUSIP NUMBER
                                                                     59011Y-10-8
                                                                    ------------

Check  One:  [ ] Form  10-K and Form 10-KSB [ ] Form 20-F  [ ] Form 11-K
             [X] Form 10-Q and Form 10-QSB   [ ] Form N-SAR

             For  Period  Ended:  June  30,  2000
             [  ]  Transition  Report  on  Form  10-K
             [  ]  Transition  Report  on  Form  20-F
             [  ]  Transition  Report  on  Form  11-K
             [  ]  Transition  Report  on  Form  10-Q
             [  ]  Transition  Report  on  Form  N-SAR
             For  the  Transition  Period  Ended:

     NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART  I  -  REGISTRANT  INFORMATION

Merlin  Software  Technologies  International,  Inc.
----------------------------------------------------
Full  Name  of  Registrant

(formerly  Austin  Land  &  Development  Inc.)
----------------------------------------------
Former  Name  if  Applicable

Suite  420  -  6450  Roberts  Street
------------------------------------
Address  of  Principal  Executive  Office  (Street  and  Number)

Burnaby,  BC  V5G  4E1
----------------------
City,  State  and  Zip  Code

PART  II  -  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

[X]  (a)     The reasons described in reasonable detail in Part III of this form could  not  be  eliminated  without unreasonable effort or expense;

[X]  (b)     The subject annual report, semi-annual report, transition report on
             Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or Form 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)     The  accountant's  statement  or  other  exhibit  required  by Rule
             12b-25(c)  has  been  attached  if  applicable.

PART  III  -  NARRATIVE

State below in reasonable detail the reasons why Forms 10-K and 10-KSB, 20-F, 11-K, 10-Q, 10-QSB, N-SAR, or the transition report on portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file, without unreasonable effort and expense, its Form 10-QSB because its unaudited financial statements, for the quarter ended June 30, 2000, have not been completed due to a change in the Registrant's management which occurred in July, 2000. Current management has been unable to obtain and verify the information required in order to complete the financial statements by the required date. The Registrant's auditors are finalizing their work and it is anticipated that the Form 10-QSB, along with the unaudited financial statements, will be filed on or before the 5th calendar day following the prescribed due date of the Registrant's Form 10-QSB.

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Robert  Heller          604                   320-7227
     --------------          ---                   --------
        (Name)          (Area  Code)          (Telephone  Number)



(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify  report(s).    [X]  Yes  [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ]  Yes  [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made




                MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC.
                ------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     August  14,  2000          By     /s/  Robert  Heller
                                             -----------------
                                    Robert  Heller,  President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.